For Immediate release:
Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484- 6042

Republic Airways Announces Amended Agreements with Delta Air Lines

Indianapolis, Indiana, (March 13, 2007) - Republic Airways Holdings (NASDAQ/NM: RJET), today announced that its operating subsidiaries Chautauqua Airlines and Shuttle America have amended their fixed-fee agreements with Delta Air Lines. Currently the two airlines operate a total of 55 Embraer regional jets on behalf of Delta, which represents approximately 30% of Republic Airways’ current fleet. The amended agreements are subject to bankruptcy court approval. Key terms of the amended agreements are as follows:

•	Beginning in September 2008, all 15 thirty-seven seat E135 aircraft currently operated by Chautauqua will be removed from the Delta Connection program at a rate of 2 aircraft per month
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Reimbursement on Chautauqua’s remaining 24 fifty seat E145 and Shuttle America’s 16 seventy seat E170 aircraft will be permanently reduced by approximately 3%, effective on the latter of the court approval date or May 1, 2007

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Delta will surrender 100% of its warrants on approximately 3.4 million shares of Republic Airways common stock. These warrants represented approximately 1.0 million shares included in the Company’s diluted share count at December 31, 2006

•	Republic Airways will be granted a pre-petition, unsecured, general claim in the amount of $91 million in Delta’s Chapter 11 bankruptcy case

“Republic Airways is pleased to support Delta Air Lines in their restructuring efforts.  The affirmation of our amended Chautauqua Airlines and Shuttle America jet service agreements is a positive development for our employees and shareholders," said Bryan Bedford, Chairman, President and CEO of Republic Airways Holdings.

“We are pleased to have secured the support of our trusted partner Republic Airways, helping us to successfully compete in the current environment while meeting our restructuring goals,” said Shawn Anderson, Delta’s Vice President of Delta Connection.  “The Republic management team and its employees have proven to be a great partner that delivers a consistent quality experience to our passengers at competitive costs.  We look forward to a long and fruitful partnership.”

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on over 1,000 flights daily to 93 cities in 36 states, Canada and Mexico through airline services agreements with six major U.S. airlines. All of the airlines’ flights are operated under their airline partner brand, such as AmericanConnection, Delta Connection, United Express, US Airways Express, Continental Express and Frontier Airlines. The airlines currently employ approximately 3,800 aviation professionals and operate 181 regional jets. With the affirmation of these two jet service agreements, Republic Airways will operate under fixed-fee agreements for 6 different airline partners with expiration terms ranging from 2012 to 2020.